Exhibit 4.2(B)

AMENDMENT TO WARRANT AGREEMENT

This Amendment to Warrant Agreement (the “Agreement”) is made as of December 5, 2005 by and between Silicon Valley Bank (“Holder) and OncoMed Pharmaceuticals, Inc. (“Company”)

RECITALS

A. Company and Silicon Valley Bank (“SVB”) executed a Warrant to Purchase Stock, dated October 14, 2005, together with all schedules and exhibits thereto (the “Warrant Agreement”). Pursuant to the terms and conditions in the Warrant Agreement, SVB transferred its interest in the Warrant Agreement to SVB Financial Group (formerly Silicon Valley Bancshares).

B Company has requested that Holder extend the Equipment Availability End Date and correspondingly, the number of Shares available to Holder to purchase shall be increased.

NOW, THEREFORE, the parties agree as follows:

1. Effective upon the extension of the Equipment Availability End Date by the First Amendment to Loan and Security Agreement between the Company and Holder to November 30, 2006, the Number of Shares available for issuance upon exercise of the Warrant to Purchase Stock shall be increased from 60,000 shares to 70,048 shares of Series A Preferred Stock.

2. LEGAL EFFECT; INTERPRETATION. This Agreement amends certain terms of the Warrant Agreement. Company confirms that, except as amended by this Agreement, the Warrant Agreement remain in full force and effect. Unless otherwise defined, all terms capitalized in this Agreement shall have the meanings assigned in the Warrant Agreement, except Equipment Availability End Date which shall be as defined in the Loan and Security Agreement, as amended by the First Amendment to Loan and Security Agreement. This Agreement, together with the Warrant Agreement, constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior agreements and negotiations.

3. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

4. TIME OF ESSENCE. Time is of the essence for the performance of all obligations set forth in this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

COMPANY:		HOLDER:

ONCOMED PHARMACEUTICALS, INC.		SILICON VALLEY BANK

By:	/s/ James N. Woody	By:	/s/ Christopher Wagner
Name:	JAMES N. WOODY	Name:	Christopher Wagner
Title:	CEO	Title:	Sr Rel Mgr
12-22-05